Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q1 2020 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust First Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Katie Kurtz, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earning release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today.

From all of us at American Finance Trust, we hope that you and your families are healthy and safe during this unprecedented global crisis. The health and safety of our communities, our tenants, their customers, and our employees, contractors and vendors remains a top concern of ours.

Last night, we reported first quarter results that highlight the strong momentum we had coming into this year. Going forward, we continue to have a high degree of confidence in our long-term outlook that reflects the resilience and capabilities of our team and the financial strength of our portfolio. However, given the concerns surrounding the COVID-19 pandemic, we will start this call with an overview of the initiatives taken to navigate this period of uncertainty.

Beginning in early March, we took proactive steps to prepare for and actively mitigate the inevitable disruption this virus would cause, and we are pleased with the initial results. We enacted safety measures, both required and recommended by local and federal authorities, including work remote policies, cooperation with localized closure or curfew directives, and social distancing measures. We remain in direct contact with our tenants, cultivating open dialog and deepening the relationships that we have carefully developed through prior transactions and historic operations, which we consider to be one of our most important strengths. Thanks to these conversations and the strenuous due diligence and underwriting standards our team has adhered to over the last several years, we have had tremendous success in our rent collection during this pandemic. For the month of April, AFIN collected nearly 79% of the cash rents that were due across the portfolio, including 97% of the cash rent receivable from the top 20 tenants and over 92% of the cash rent payable in our Single Tenant portfolio.

Of the April cash rent remaining, rent deferral amendments have been approved for 4% of the unpaid rent, while rent deferrals with respect to an additional 16% of the unpaid cash rents are currently in negotiation. Our proactive discussions with tenants have allowed us to understand potential challenges and work together to achieve mutually agreeable resolutions. Not all tenant requests ultimately result in modification agreements, nor is the Company forgoing its contractual rights under the lease agreements. So far, the typical deferral amendment defers payment of approximately 30% of the rent due for 3 months and is repaid within the first half of 2021. The data to support these negotiations with tenants, as well as other metrics we are using to actively manage our portfolio during these times, is readily available to our teams because of technological and system investments AFIN has had access to over the last several years.

We strive to be a good partner to our tenants during this unprecedented situation and continue to value the importance of our long-term relationships. Helping our tenants remain fiscally healthy, secure, and positioned for growth over the long-term is the best thing that we can do as landlords to secure our own long-term cash flow stability and steady value creation.

Thanks to a history of prudent underwriting, our high-quality portfolio is significantly leased to investment grade rated or implied investment grade rated tenants. Among our single-tenant assets, 66% of straight-line rent comes from investment grade and implied investment grade tenants including 80% of our top 10 tenants portfolio-wide. Once we emerge from this crisis, we are confident that our long-standing approach to asset selection and our unrelenting work will yield an even stronger position from which to capitalize on opportunities that are sure to arise from such a widespread disruptive event. We see very little risk that any completed deferral agreements will not be collected due to the financial strength and credit worthiness of our portfolio tenant roster.

The Company has also taken additional steps to enhance our financial flexibility and minimize risks during this uncertain time. As a result, liquidity, comprising cash on our balance sheet and availability for future borrowings under our credit facility, totaled $215.0 million at the end of the first quarter, favorably positioning the company for the future. In March we drew on our credit facility to enhance our liquidity position as the scope of the crisis became apparent. Additionally, the Board approved a change in the Common Stock dividend to an annualized rate of $0.85 per share, or quarterly $0.21 per share, beginning in the second quarter of 2020. Our first quarter AFFO was $0.23 per share. We believe that this action was prudent in the current environment in order to preserve capital and will strengthen AFIN's cash flow by $6.8 million per quarter.

In April, the Board adopted a short-term stockholders right plan to discourage the accumulation of our stock through open market trading as a result of the current volatility in the trading price of our shares. The Board believes that this plan, along with our other recently announced actions, is in the best interest of the Company.

We believe that, while over the long-term the global economy will rebound, the short-term reality across the US will be challenging. We expect that the financial strength and creditworthiness of the tenants in our portfolio will offset the potential effects of this crisis and will continue to position AFIN well in the long run. Although we are likely still in the early stages of this economic event, we are pleased with the resiliency our portfolio has shown so far in these uncertain times.

Turning to the first quarter results, we recorded year over year increases in Revenue from Tenants, NOI, and Adjusted EBITDA. For the first quarter, Cash NOI was $59.0 million versus $55.7 million in the first quarter of 2019. The 5.9% year over year increase was driven by the significant acquisitions that AFIN completed during 2019. First quarter 2020 Adjusted EBITDA increased 8.6% year over year to $50.0 million, and Revenue from tenants increased 4% to $74.6 million.

During the first quarter, AFIN completed the acquisition of 31 properties, totaling $90.0 million of contract purchase price. The weighted average cap rate for these acquisitions was 8.4%, with a weighted average remaining lease term of 16.8 years. At the end of the quarter, we owned 848 properties, with portfolio occupancy of 94.7%, and a weighted-average remaining lease term of 8.9 years.

We have closed on one asset in the second quarter which, combined with our pipeline of definitive agreements in place, total 35 additional acquisitions for $44.7 million at a weighted-average 8.1% cap rate, and over 16.2 years of weighted average remaining lease term. We have taken a prudent stance with our acquisition pipeline and are evaluating historical cap rates. We are carefully determining appropriate risk adjusted cap rate targets for potential new acquisitions going forward and will ensure that all assets meet our revised criteria.

Turning to portfolio metrics, annualized straight-line rent has increased 12.7% year over year after a very active year of acquisitions. We are pleased with the progress our acquisitions have made to further our strategy of acquiring diversified retail assets, leased on a long-term basis to high-quality tenants.

Retail makes up 71% of the 11.6 million square foot single-tenant portfolio, with the balance comprised of 16% distribution and 14% office properties. Occupancy across the single-tenant portfolio is over 99.3%, with a weighted-average remaining lease term of 10.9 years and 1.3% average annual rent escalators. There are very minimal near-term lease expirations in this portfolio, with only 10% of leases expiring within the next four years. We have continued to cultivate a high concentration of investment grade or implied investment grade tenants, with 66% of the annualized straight-line rent in our single-tenant portfolio meeting this high-quality standard. Additionally, we continue to reduce our exposure to any one tenant through our acquisitions and dispositions. In the first quarter and the beginning of the second quarter we sold four Truist (formerly SunTrust) bank branches for gross proceeds of $9.5 million and are under contract to sell two more. Additionally, eight of the Truist branches we own will become First Horizon National Corp branches as part of the transaction Truist was required to enter into in order to gain regulatory approval for the merger between SunTrust and BB&T that created Truist. First Horizon National Corp is a strong, regional, investment grade rated operator with approximately 300 branches. After this conversion completes and the dispositions under contract are completed, our exposure to Truist will be 6.2% of our portfolio straight-line rent, down significantly from 8.9% at the time AFIN listed in 2018.

Our 33 property, 7.2 million square foot multi-tenant portfolio compliments our single tenant net lease portfolio in quality with an occupancy of 87.3% as of March 31, 2020, up from 84.8% in first quarter 2019. Annualized straight-line rent is up to $88 million from $87 million a year ago. During the first quarter we continued to focus on leasing up available space and renewing leases with top tenants. In the quarter we signed 3 new leases and 7 lease renewals, helping to increase the portfolio occupancy and rent. At Northpark Center and Patton Creek, new long-term leases will add over $120,000 in annual rent, while lease renewals will add nearly $200,000 in additional annual rent and extend the weighted-average remaining lease term.

Katie will you walk us through the financial results in more detail please?

Katie Kurtz

Thanks Mike. First quarter 2020 revenue was $74.6 million, a 4.3% increase from $71.5 million in the first quarter 2019. The company's first quarter GAAP net loss attributable to common stockholders was $9.2 million versus $3.2 million in the same quarter 2019 and NOI was $62.3 million, a 6.1% increase over the $58.7 million we recorded for 2019. For the first quarter of 2020, our FFO attributable to common stockholders was $23.7 million, or $0.22 per share. First quarter AFFO was $25.2 million or $0.23 per share, compared to first quarter 2019 AFFO of $0.25 per share. AFFO was down slightly compared to the fourth quarter, which was $0.24 per share. We typically experience increased costs in the first quarter due to the 10-K and annual meeting of shareholders. Additionally, the majority of our $90 million in acquisitions during the quarter closed in March with an acquisition for $28.8 million closing on the last day of the quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

We ended the first quarter with net debt of $1.6 billion at a weighted-average interest rate of 4.2%. The components of our net debt include $483.1 million drawn on our credit facility, $1.3 billion of outstanding secured debt and cash and cash equivalents of $175.7 million. Our cash balance at the end of the quarter was mainly driven by the $135 million drawn on our credit facility in March to enhance liquidity, as Mike mentioned earlier. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only the drawn amount on our credit facility as floating. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $215.0 million at March 31, 2020.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 38.8%.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie.

With a strong first quarter reflected in our financials, we know that the real test of 2020 will be how we respond to the challenges that arise in the remainder of the year. While there are a number of factors out of our control, I believe we have taken bold and decisive action that is also prudently measured to enhance our ability to respond to new developments as they arise. I am very proud of our team for showing great dedication, focus and expertise. Through our hard work and the tenant relationships we have developed, our first quarter was successful and we believe our second quarter is off to a good start. I'm also very appreciative of the continued support of our banking partners over the last few weeks. Despite working remotely, our team and our partners have continued to work effectively to maintain the momentum that AFIN carried into the start of the year.

When the appropriate time comes, we believe there will be opportunities to capitalize on the current market disruption and we intend to be well positioned to act on these opportunities. We are committed to working work with our tenants, and relentlessly pursuing the best interests of the Company. I look forward to sharing further updates with you in our next quarterly call.

Operator, please open the line for questions.

Question-and-Answer Session